Exhibit 10.25

August 30, 2023

Matt Tirman
Satellogic Inc.
Email: matt.tirman@gmail.com

Re:    Offer letter dated as of November 27, 2020 (the “Offer Letter”), by and between Matt Tirman (“you”) and Satellogic USA Inc. (the “Company”)

Dear Matt,

This letter agreement memorializes our recent discussions regarding your relocation from Barcelona to the United States and certain adjustments to your compensation package as described in the Offer Letter. Pursuant to those discussions, you and the Company have agreed to the following:

1.Appointment. Upon or shortly after your execution of this letter agreement, the Company will propose to Satellogic Inc.’s (“SATL”) Board of Directors (the “Board”) to remove you as Chief Commercial Officer of SATL and appoint you as President of SATL with an effective date of August 1, 2023.
2.Relocation.
a.You and the Company acknowledge that you are currently located in Barcelona, Spain and employed by Satellogic Solutions SL (“SATL Spain”), an affiliate of the Company, pursuant to an employment contract between you and SATL Spain effective as of August 30, 2022 (the “SATL Spain Contract”).

b.You have agreed to relocate to the state of Washington, United States (the “Relocation”) no later than December 23, 2023 (the date of such relocation, the “Relocation Date”).

c.The Company agrees to reimburse you for any reasonable, customary, pre-approved and documented expenses incurred by you in connection with the Relocation, including but not limited to (i) costs related to shipping of your household goods from Barcelona to Washington; (ii) economy airfare from Barcelona to Washington for you and your immediate family members; and (iii) temporary living assistance equal to $5,000 per month from the Relocation Date until July 2024 or such earlier date upon which your residence in the United States is available to you (collectively, the “Relocation Expenses”).

d.The Company’s reimbursement of the Relocation Expenses is conditioned upon (i) the Relocation Date occurring on or before December 23, 2023; (ii) your being employed by SATL Spain or the Company (i.e., not being terminated by SATL Spain or the Company for cause) at the time the relevant Relocation Expense is incurred or becomes due; and (iii) your compliance with each of your obligations under this letter agreement.

3.Resignation. You agree that you will voluntarily resign from your employment with SATL Spain effective upon the Relocation Date. Immediately upon such voluntarily resignation, you and the Company will enter into an employment contract to be effective upon the Relocation Date (the “SATL USA Contract”) reflecting the terms set forth in this letter agreement and other customary terms as determined by the Company in accordance with its then-current policies and procedures. Provided you remain compliant with your obligations under this letter agreement, your voluntary resignation as set forth herein will not be deemed to impact your continuous service with the Company for purposes of the Satellogic Inc. 2021 Incentive Compensation Plan (the “Plan”).

4.SATL USA Contract. Provided you have complied with your obligations under this letter agreement, the SATL USA Contract will provide for the following:

a.Base Compensation. Your annual base compensation of €350,000 (effective as of August 1, 2023) will be adjusted to $420,000 USD.

b.RSU Grants. At the discretion of the Board, the target value of your annual refresher grants of restricted share units (RSUs) under the Plan will be adjusted in accordance with your new title and rank within the Board-approved incentive compensation model utilized by the Company, which adjusted amount is estimated to be $225,000.

c.Transaction Bonus. At the discretion of the Board, you will be eligible for a one-time cash bonus in the event SATL (or any of its affiliates) consummates any transaction or series of related transactions during the term of your employment with the Company involving the transfer of a majority of the interests in SATL or otherwise resulting in a change of control of SATL.

d.Severance and Post-Termination. In the event the Company terminates your employment for any reason other than for cause, then the Company will pay you an amount equal to six (6) months of your then-current base salary and cover COBRA expenses for you and your family for a period of six (6) months following the termination date. At the Company’s election, payment is due in a lump sum upon termination or is payable in regular pay periods over the six (6) months. Payment of any severance pay is conditioned upon the execution and delivery by you of a general release of claims in favor of the Company in a form to be provided by the Company in its sole discretion.

Please indicate your agreement to the terms of this letter agreement by arranging for countersignature in the space provided below and delivering an electronic copy to Matthew Brannen, VP of Legal (matthew.brannen@satellogic.com).

If you have any questions regarding this letter agreement, please feel free to contact me or Mr. Brannen.

Regards,
/s/Emiliano Kargieman
Emiliano Kargieman
Chief Executive Officer
Satellogic Inc.

ACCEPTED AND AGREED TO:
By: /s/ Matt Tirman
Matt Tirman